Exhibit 99.1

DermTech Announces $65 Million Private Placement

LA JOLLA, Calif.—(BUSINESS WIRE)—March 2, 2020— DermTech, Inc. (NASDAQ: DMTK) (“DermTech”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, announced today that it has entered into a definitive securities purchase agreement with certain institutional investors (the “Private Placement”), which is expected to result in gross proceeds to DermTech of approximately $65.0 million, before deducting estimated offering expenses of $5.0 million. DermTech intends to use the net proceeds from the Private Placement for working capital and general corporate purposes, including to support commercialization of its pigmented lesion assay (“PLA”), the first non-invasive gene expression test for the early detection of melanoma, and to accelerate pipeline development.

The Private Placement participants include multiple new institutional investors, comprised of leading healthcare-focused investors and mutual funds, along with strong support from existing stockholders.

The Private Placement will consist of 2,467,724 shares of common stock at a price of $10.50 per share and approximately 3,199 and 524 shares of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock, respectively, each at a price of $10,500.00 per share. Each share of Series B-1 Convertible Preferred Stock will automatically convert into 1,000 shares of DermTech common stock upon the approval of the Private Placement by the stockholders of DermTech, which DermTech has agreed to seek at a meeting to be held on or before June 30, 2020 (“Stockholder Approval”). Each share of Series B-2 Convertible Preferred Stock will be convertible into 1,000 shares of DermTech common stock, provided that conversion will be prohibited (i) until Stockholder Approval and (ii) following Stockholder Approval, if, as a result of any such conversion, the holder and its affiliates would own more than 9.99% of the total number of shares of DermTech common stock then outstanding.

The closing of the Private Placement is expected to take place on or about March 4, 2020 and is subject to standard closing conditions. Additional details regarding the Private Placement will be included in a Form 8-K to be filed by DermTech with the Securities and Exchange Commission (the “SEC”).

Cowen served as lead placement agent for the Private Placement, with William Blair acting as joint placement agent. Lake Street acted as co-placement agent.

The securities to be sold in the Private Placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. DermTech has agreed to file a registration statement with the SEC registering the resale of the shares of common stock issued in the Private Placement and the shares of common stock underlying the shares of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock issued in the Private Placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of these securities under the resale registration statement will only be by means of a prospectus.

About DermTech:

DermTech is a leader in a new category of medicine, precision dermatology. DermTech’s mission is to transform the practice of dermatology through more accurate diagnosis and treatment, and the elimination of unnecessary surgery, leading to improved patient care and lower costs. DermTech provides genomic analysis of skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech markets and develops products that facilitate the early detection of skin cancers, and is developing products that assess inflammatory diseases and customize drug treatments. For additional information on DermTech, please visit DermTech’s investor relations site at: www.dermtech.com.

Forward Looking Statements:

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to: the proceeds, closing and use of proceeds of the Private Placement; the Stockholder Approval and the conversion of the preferred stock issued in the Private Placement; the registration with the SEC for resale of the shares of common stock and shares of common stock underlying the preferred stock issued in the Private Placement; the performance, patient benefits, cost-effectiveness and commercialization of DermTech’s products and the market opportunity therefor; and the rate of development of DermTech’s product pipeline. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in (x) the “Risk Factors” section of the most recent Quarterly Report on Form 10-Q filed by DermTech with the SEC, and (y) other documents filed or to be filed by DermTech with the SEC. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Press and Media:

Sarah Dion

sdion@dermtech.com

(858) 450-4222

Investors:

Westwicke, an ICR company

Caroline Corner, PhD

caroline.corner@westwicke.com

(415) 202-5678